Exhibit 99.3
Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Lehman Brothers CEO Energy Conference
September 5, 2007
Slide 23
Reconciliation From Net Income to Adjusted EBITDAX (excluding gain on sale of Cal Dive IPO in 4Q06 and non-recurring items: OTSL impairment and DOJ accrual in 2Q07):

					Estimated
	2003	2004	2005	2006	2007
	(in thousands, except percentages)

Net income applicable to common shareholders	$32,771	$79,916	$150,114	$252,805	$296,000
Preferred stock dividends	1,437	2,743	2,454	3,358	4,000
Cumulative effect of accounting change	(530)	—	—	—	—
Income tax provision	18,993	43,034	75,019	133,253	174,000
Net interest expense and other	3,403	5,265	7,559	34,524	60,000
Non-cash stock compensation expense	—	—	1,381	8,523	13,000
Depreciation and amortization	70,793	108,305	110,683	193,205	295,000
Non-cash impairment	—	—	790	—	—
Exploration expense	—	—	6,465	43,115	3,000
Non-recurring items	—	—	—	—	8,602
Share of equity investments:
Depreciation	—	3,009	4,427	4,960	6,400
Interest expense, net	—	2,179	1,608	289	(100)

Adjusted EBITDAX	$126,867	$244,451	$360,500	$674,032	$859,902

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, exploration expense, non-cash stock compensation expense, non-cash non recurring items (see note 2 above) and our share of depreciation, net interest expense and taxes from our equity investments. Further, reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.
Slide 24
RETURN ON CAPITAL INVESTED (DOLLARS IN THOUSANDS):

	2002	2003	2004	2005	2006(1)

Income from Operations	$21,009	$56,161	$130,958	$235,146	$416,775
Add: Litigation and Contract Reserves	10,000	—	—	—	—
Tax Effected Earnings	20,056	35,909	86,118	157,642	274,389
Total Capital (average quarterly shareholders’ equity, plus long term debt, less Gunnison, Marco Polo, Independence Hub, Noonan, Well Enhancer, and Helix Producer I investments in 2002 - 2006)	412,908	486,184	642,855	954,633	1,797,875
ROCI	5%	7%	13%	17%	15%

(1)	2006 results exclude the impact of the gain on sale in the Cal Dive IPO and estimated incremental overhead costs during the year.